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[VITA LOGO]     VITA FOODS PRODUCTS, INC.
                2222 WEST LAKE STREET - CHIGAGO ILLINOIS - (312) 738-4500 -
                                 FAX (312) 738-3215


AT THE COMPANY
Clifford Bolen
Chief Financial Officer
(312) 738-4500

FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 20, 2004


    VITA FOODS REPORTS Q4 SALES OF $13.5 MILLION, 7-CENTS PER-SHARE EARNINGS
          FULL-YEAR SALES OF $50.9 MILLION, 28-CENTS PER-SHARE EARNINGS

CHICAGO, IL, FEBRUARY 20, 2004 -- For the fourth quarter ended December 31, 2003, VITA FOOD PRODUCTS, INC. (AMEX: VSF) today announced consolidated net income of $276,000, or $0.07 per share, compared to net income of $802,000 or $0.21 per share in the fourth quarter of 2002. The Vita seafood segment, which is engaged in the processing and sale of herring products and cured and smoked salmon products as well as complementary specialty food products, contributed net income of $366,000 compared to $849,000 in 2002. The reduction in net income for the Vita seafood segment primarily arose from Vita seafood's largest customer discontinuing sales of a Vita salmon product and an increased cost of raw materials. The Company's other business segment, Vita Specialty Foods, which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, partially offset Vita seafood's net income with a loss of $90,000 in the fourth quarter of 2003. Created in November 2002, Vita Specialty Foods includes the consolidated results of two former entities, Virginia Honey Company, Inc. ("Virginia Honey") and The Halifax Group, Inc. ("Halifax"). In the fourth quarter of 2002, Vita Specialty Foods partially offset Vita seafood's net income with a loss of $47,000.

Consolidated net sales for the fourth quarter of 2003 were $13.5 million, compared with $14.7 million in the fourth quarter of 2002. Vita seafood's net sales for the fourth quarter of 2003 were $8.9 million compared to $9.6 million from the prior year quarter, representing an 8% decrease. The decrease was largely due to Vita's largest customer discontinuing sales of a Vita salmon product. Vita Specialty Foods net sales for the fourth quarter were $4.6 million compared to $5.1 million from the prior year quarter, representing a 9% decrease. The decrease was a result of lower honey sales and increased sales deductions.

Gross margin for the quarter decreased to 28.3% from 31.6% in the prior year quarter.

"At Vita Specialty Foods, we successfully added processing capability before the end of the year to our plant in Martinsburg, West Virginia. This added capability has allowed us to produce a variety of new products and in larger volumes. This was an important step in the integration of the Halifax operations that were closed down in the third quarter. We expect significant positive results from Vita Specialty Foods in 2004," said Steve Rubin, the Company's chairman and chief executive officer. "However, we

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are clearly not satisfied with the results from the Vita seafood operations. The loss of a significant product placement late in the third quarter did not allow the Company sufficient time to replace that business in the fourth quarter."

FULL-YEAR RESULTS
For the twelve months ended December 31, 2003, the Company had consolidated net income of $1,048,000 or $0.28 per share, compared to $1,446,000, or $0.39 per share for 2002, a 28% decline, or $0.11 per share. The Vita seafood segment experienced an 85% decrease in net income with $148,000 compared to $983,000 in 2002. Vita Specialty Foods contributed net income of $900,000 for the year. In 2002, Virginia Honey operated alone for ten months before being merged with Halifax to form Vita Specialty Foods during the last two months of the year. The combined results contributed a net income of $463,000.

Consolidated net sales for the year increased 19% to $50.9 million from $42.9 million in 2002. Vita seafood's net sales declined 3% to $27.2 million in 2003 from $28.1 million in 2002. Vita Specialty Foods net sales for the year were $23.7 million. For 2002, Virginia Honey and The Halifax Group combined, as explained above, for net sales of $14.8 million.

Vita seafood is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish. More than 95% of Vita's sales are in kosher foods. Vita's common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Vita Specialty Foods, the Company's wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc. Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its' award-winning Vidalia(R) Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets. Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam(R) brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie(R) Gourmet Collection. Halifax also manufactures and distributes the Artie Bucco(TM) line of products based on the popular HBO(R) series The Sopranos(R), the award-winning Scorned Woman(R) gourmet food line, the Oak Hill Farms(R) line of salad dressings and various gourmet products and branded gift items.


This release contains forward-looking statements about the Company's future growth, profitability, introduction of new products, and competitive position. Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.



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VITA FOOD PRODUCTS, INC.



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
                                                                    VITA FOOD PRODUCTS, INC.
                                                         Condensed Consolidated Statement of Operations
                                                             (in thousands, except per share data)
                                                                          (unaudited)


                                                      Three Months                     Twelve Months
                                                        Ended                               Ended
                                               -----------   ----------          ------------ ------------
                                                   Dec 31,      Dec 31,               Dec 31,     Dec 31,
                                               -----------   ----------          ------------ ------------
                                                      2003         2002  Change          2003        2002   Change
                                               -----------  ----------- -------- ------------  ----------  --------
Net sales                                      $    13,467  $    14,718   (8%)   $     50,930  $   42,863    19%
Cost of goods sold                                   9,658       10,072   (4%)         35,100      29,531    19%
                                               -----------  -----------          ------------  ----------
Gross margin                                         3,809        4,646  (18%)         15,830      13,332    19%

Selling and administrative expenses
  Selling, marketing & distribution                  2,213        2,030    9%           8,738       6,484    35%
  Administrative                                       949        1,194  (21%)          4,590       3,933    17%
                                               -----------  -----------          ------------  ----------
Total                                                3,162        3,224   (2%)         13,328      10,417    28%
                                               -----------  -----------          ------------  ----------
Operating profit                                       647        1,422  (55%)          2,502       2,915   (14%)

Interest expense                                       186          181    3%             752         602    25%
                                               -----------  -----------          ------------  ----------
Income before income taxes                             461        1,241  (63%)          1,750       2,313   (24%)
Income tax expense                                     185          439  (58%)            702         867   (19%)
                                               -----------  -----------          ------------  ----------
Net income                                     $       276  $       802  (66%)   $      1,048  $    1,446   (28%)
                                               ===========  ===========          ============  ==========
Earnings per common share:
Basic                                          $      0.07  $      0.21  (67%)   $       0.28  $     0.39   (28%)
                                               ===========  ===========          ============  ==========
Diluted                                        $      0.07  $      0.21  (67%)   $       0.27  $     0.38   (29%)
                                               ===========  ===========          ============  ==========
Weighted average shares outstanding:
Basic                                                3,810        3,771                 3,789       3,750
Diluted                                              3,994        3,864                 3,926       3,854

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